SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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HUBBELL INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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HUBBELL INCORPORATED

584 Derby Milford Road, Orange, Connecticut 06477–4024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2004

To the Shareholders:

             Notice is hereby given that the Annual Meeting of Shareholders of Hubbell Incorporated (the “Company”) will be held at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina 29306, on Monday, May 3, 2004 at 9:00 A.M. local time for the purpose of considering and acting upon the following proposals:

1. Election of Directors of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors have been duly elected and qualified.

The following persons have been designated by the Board of Directors for nomination as Directors:

E. Richard Brooks	Malcolm Wallop	Joel S. Hoffman
George W. Edwards, Jr.	Daniel J. Meyer	G. Jackson Ratcliffe
Andrew McNally IV	Daniel S. Van Riper	Timothy H. Powers
Richard J. Swift

2. The ratification of the selection of independent auditors to examine the annual financial statements for the Company for the year 2004.

3. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

      Accompanying this Notice of Annual Meeting is a form of proxy and a proxy statement. Copies of the Company’s Annual Report for the year ended December 31, 2003 have been mailed under separate cover to all shareholders.

IMPORTANT:  It is important that your shares be represented at this meeting. Therefore, please fill in, date, and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope, vote electronically using the Internet or use the telephone voting procedures, as described on the enclosed proxy card.

      The Board of Directors has fixed the close of business on March 5, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournments thereof. The transfer books will not be closed.

By order of the Board of Directors

RICHARD W. DAVIES
Vice President,
General Counsel and
Secretary

Dated:  March 15, 2004

HUBBELL INCORPORATED

PROXY STATEMENT

for
ANNUAL MEETING OF SHAREHOLDERS
To be held May 3, 2004

       The accompanying proxy is solicited by and on behalf of the Board of Directors of Hubbell Incorporated, a Connecticut corporation (the “Company”), to be voted at its Annual Meeting of Shareholders to be held at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina 29306, on Monday, May 3, 2004, and any adjournments thereof. Commencing on or about March 25, 2004, copies of this Proxy Statement and the proxy form are being mailed to all shareholders. Copies of the Company’s Annual Report for the year 2003 have been mailed under separate cover to all shareholders.

      Any shareholder executing a proxy may revoke it at any time prior to its use. The Company will treat any duly executed proxy as not revoked until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date or, in the case of death or incapacity of the person executing the same, written notice thereof. If you vote your shares using the Internet website or the telephone voting procedures, you may revoke your prior Internet or telephone vote by recording a different vote on the Internet website or using the telephone voting procedures, or by signing and returning a duly executed proxy bearing a later date than your last Internet or telephone vote. A proxy also may be revoked by voting by ballot at the annual meeting.

      You may access this proxy statement and the Company’s 2003 Annual Report via the Internet on the Company’s website at http://www.hubbell.com/FinancialReports. If you would like to access your proxy statement and annual report electronically in the future, in lieu of receiving paper copies, you may do so by signing up for electronic delivery of these documents online at http://www.eproxy.com/hub or choosing this option by following the appropriate instructions when you vote by telephone or by marking the appropriate box on your proxy card.

VOTING RIGHTS AND SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The record date for the determination of shareholders entitled to vote at the meeting is the close of business on March 5, 2004. On March 5, 2004, the Company had outstanding 9,430,069 shares of Class A Common Stock, par value $.01 per share, and 50,937,353 shares of Class B Common Stock, par value $.01 per share, and no other voting securities. Each share of Class A Common Stock is entitled to twenty votes and each share of Class B Common Stock is entitled to one vote. The vote required for each proposal to be acted upon at this meeting is set forth in the description of that proposal.

      The following table sets forth as of March 5, 2004, or such other date as indicated in the table or the notes thereto, each of the persons known to the Company to own beneficially shares representing more than 5% of any class of the Company’s outstanding voting securities, with the percent of class stated therein being based upon the outstanding shares on March 5, 2004.

		Amount and
		Nature of
	Name and Address of	Beneficial		Percent
Title of Class	Beneficial Owner	Ownership		of Class

Class A Common Stock	Andrew McNally IV, G. J. Ratcliffe, and Richard W. Davies, as trustees under a Trust Indenture dated September 2, 1957 made by Louie E. Roche (the “Roche Trust”), c/o Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477	2,602,564	(1)(2)(4)	27.60%
Class A Common Stock	Andrew McNally IV, G. J. Ratcliffe, and Richard W. Davies, as trustees under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell (the “Hubbell Trust”), c/o Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477	1,766,216	(2)(3)(4)	18.73
Class B Common Stock	Capital Research and Management Company	4,818,100	(5)	9.46
	The Income Fund of America, Inc. 333 South Hope Street Los Angeles, California 90071	3,213,000	(5)	6.31
Class B Common Stock	Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	5,510,302	(6)	10.82

      (1) The beneficiaries of such trust are the issue of Harvey Hubbell and their spouses.

      (2) The Trust Indenture requires that, so long as no bank or trust company is acting as a trustee, there shall be three individuals acting as trustees, each of whom, so long as any securities of the Company are held by the trust, must be an officer or Director of the Company. The Trust Indenture provides that successor trustees are to be appointed by the trustees then in office. The trustees have shared voting and investment power with respect to the securities of the Company held in such trust.

      (3) The beneficiaries of such trust are the issue of Harvey Hubbell.

      (4) In addition, Messrs. McNally, Ratcliffe, and Davies beneficially own shares of the Company’s Common Stock. Messrs. Ratcliffe and Davies hold unexercised options for the purchase of the Company’s Class B Common Stock under the Company’s Stock Option Plan for Key Employees (the “Option Plan”) and are Trustees of the Harvey Hubbell Foundation which owns 106,304 shares of Class A Common Stock and 29,358 shares of Class B Common Stock. (See “Election of Directors” and table captioned “Aggregated Options/SAR Exercises During 2003 Fiscal Year and Fiscal Year-End Option/SAR Values”.)

      (5) The Company has received a copy of Schedule 13G as filed with the Securities and Exchange Commission (“SEC”) by Capital Research and Management Company (“Capital Research”) and The Income Fund of America, Inc. (“Income Fund”) reporting ownership of these shares as of December 31, 2003. As reported in said Schedule 13G, Capital Research has sole dispositive power for all of such shares, as investment advisor to various registered investment companies, and disclaims beneficial ownership of such shares, and Income Fund, which is advised by Capital Research, has sole voting power for 3,213,000 of such shares.

      (6) The Company has received a copy of Schedule 13G as filed with the SEC by Lord, Abbett & Co. (“Lord, Abbett”) reporting ownership of these shares as of December 31, 2003. As reported in said Schedule 13G, Lord, Abbett has sole voting and dispositive power as to these shares.

      The following table sets forth as of March 5, 2004, the equity securities of the Company beneficially owned by each of the Directors, nominee for Director and named executive officers of the Company, and by all Directors and executive officers of the Company as a group:

		Amount and
		Nature of		Percent
		Beneficial		of
Name	Title of Class	Ownership(1)		Class

E. Richard Brooks	Class A Common	745	(2)	0.01%

George W. Edwards, Jr.	Class A Common	1,000	(2)	0.01
	Class B Common	156	(2)	—

Joel S. Hoffman	Class A Common	3,293	(2)	0.03
	Class B Common	596	(2)	—

Andrew McNally IV	Class A Common	4,368,780	(2)(3)	46.33
	Class B Common	13,512	(2)	0.03

Daniel J. Meyer	Class B Common	726	(2)	—

G. Jackson Ratcliffe	Class A Common	4,558,306	(3)(4)	48.34
	Class B Common	664,578	(5)	1.30

Richard J. Swift	Class B Common	1,000	(2)	—

Daniel S. Van Riper	Class A Common	1,000	(2)	0.01

Malcolm Wallop	Class B Common	100	(2)	—

Timothy H. Powers	Class A Common	106,304	(4)	1.13
	Class B Common	219,024	(5)	0.43

William T. Tolley	Class A Common	1,000		0.01
	Class B Common	13,333		0.03

Richard W. Davies	Class A Common	4,499,478	(3)(4)	47.71
	Class B Common	166,797	(5)	0.33

James H. Biggart	Class A Common	4,703		0.05
	Class B Common	81,993		0.16

Gregory F. Covino	Class B Common	10,100		0.02

Gary N. Amato	Class B Common	49,353		0.10

W. Robert Murphy	Class A Common	2,836		0.03
	Class B Common	153,608		0.30

Scott H. Muse	Class B Common	11,666		0.02

Thomas P. Smith	Class B Common	42,333		0.08

All Directors and executive officers as a group (18 persons)	Class A Common	4,597,277	(2)(3)(4)	48.75
	Class B Common	1,370,159	(2)(5)	2.69

(1)	The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated and include the following shares of Class B Common Stock obtainable within sixty days of March 5, 2004 by the exercise of stock options pursuant to the Company’s Option

Plan: Mr. Ratcliffe — 352,000 shares, Mr. Powers — 180,666 shares, Mr. Tolley — 13,333 shares, Mr. Davies — 106,666 shares, Mr. Biggart — 69,833 shares, Mr. Covino — 10,000 shares, Mr. Amato — 46,000 shares, Mr. Murphy — 140,666 shares, Mr. Muse — 11,666 shares, and Mr. Smith — 42,333 shares; and all executive officers as a group — 973,163 shares.

(2)	Does not include share units (each share unit consisting of one share each of Class A Common Stock and Class B Common Stock) credited to and held under the Company’s Deferred Compensation Plan for Directors (the “Deferred Plan for Directors”) who are not employees of the Company, as discussed below under “Compensation of Directors”. As of March 5, 2004, the following share units have been credited under the deferred compensation program: Mr. Brooks — 5,009 share units; Mr. Edwards — 12,070 share units; Mr. Hoffman — 14,855 share units; Mr. McNally — 28,105 share units; Mr. Meyer — 9,531 share units; Mr. Swift — 287 share units; Mr. Van Riper — 973 share units; and Mr. Wallop — 2,889 share units.

(3)	Includes 2,602,564 shares of Class A Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Davies are co-trustees and have shared voting and investment power; and 1,766,216 shares of Class A Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Davies are co-trustees and have shared voting and investment power.

(4)	Includes 106,304 shares of Class A Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Powers and Davies are co-trustees and have shared voting and investment power.

(5)	Includes 29,358 shares of Class B Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Powers and Davies are co-trustees and have shared voting and investment power.

ELECTION OF DIRECTORS

      The Company’s By-Laws provide that the Board of Directors shall consist of not less than three nor more than eleven Directors who shall be elected annually by the shareholders. The Board has fixed the number of Directors at ten as of the May 3, 2004 Annual Meeting of Shareholders, and the following persons are proposed by the Board, on recommendation of the Nominating and Corporate Governance Committee, as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Directors should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted for the purposes of the election of Directors.

			Year First
			Became a
Name	Age(1)	Principal Occupation	Director

G. Jackson Ratcliffe	67	Chairman of the Board and retired President and Chief Executive Officer of the Company. Director of Praxair, Inc., Olin Corporation, Sunoco, Inc., and the Barnes Group, Inc.	1980

			Year First
			Became a
Name	Age(1)	Principal Occupation	Director

Timothy H. Powers	55	President and Chief Executive Officer of the Company.	2001

E. Richard Brooks	66	Retired Chairman and Chief Executive Officer of Central and South West Corporation (utility holding company). Director of American Electric Power Company, Inc.	1993

George W. Edwards, Jr.	64	Retired President and Chief Executive Officer of The Kansas City Southern Railway Company (railroad). Chairman of the Board and a Director of El Paso Electric Company.	1990

Joel S. Hoffman	65	Retired Partner of Simpson Thacher & Bartlett, a New York City law firm.	1989

Andrew McNally IV	64	Retired Chairman and Chief Executive Officer of Rand McNally & Company (printing, publishing and map-making). Senior principal of Hammond, Kennedy, Whitney & Company, Inc. and a partner of River Road Capital Partners (merchant banking); and a director of Reinhold Industries, Inc.	1980

Daniel J. Meyer	67	Retired Chairman of the Board and Chief Executive Officer of Milacron Inc. (plastics processing systems and services and metal cutting process products and services). Director of Cincinnati Bell Inc. and AK Steel Holding Corporation.	1989

Richard J. Swift	59	Chairman of the Financial Accounting Standards Advisory Council. Retired Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (design, engineering, construction and other services). Director of Ingersoll-Rand Company Ltd., Kaman Corporation, and Public Service Enterprise Group Incorporated.	2003

Daniel S. Van Riper	63	Special Advisor to and Former Senior Vice President and Chief Financial Officer of Sealed Air Corporation (packaging materials and systems). Director of New Brunswick Scientific Co., Inc., DOV Pharmaceutical, Inc., and Millennium Chemicals Inc.	2003

Malcolm Wallop	71	Chairman of Frontiers of Freedom Institute (non-profit foundation). Director of El Paso Energy Corporation.	1995

(1) As of March 5, 2004.

      Each of the individuals was elected as a Director by the shareholders of the Company except Mr. Swift. During the five years ended December 31, 2003, each of the Directors, other than Messrs. Powers, Swift, and Van Riper, has either been retired or held the principal occupation set forth above opposite his name.

      Mr. Powers was elected President and Chief Executive Officer of the Company, effective July 1, 2001. From September 21, 1998 through June 30, 2001, he was Senior Vice President and Chief Financial Officer of the Company, and prior to September 21, 1998 was Executive Vice President, Finance and Business Development, Americas Region, Asea Brown Boveri (power and automation technologies for utilities and industry).

      Mr. Swift has served as Chairman of the Financial Accounting Standards Advisory Council since January 1, 2002. Previously, he was associated with Foster Wheeler for 29 years, retiring in 2001, having served as Chairman, President, and Chief Executive Officer since 1994.

      Mr. Van Riper served as Senior Vice President and Chief Financial Officer of Sealed Air Corporation from July 1998 to January 2002; and prior to July 1998 was with KPMG LLP, an independent audit and accounting firm, for 36 years, including 26 years as a partner.

Corporate Governance

      The Board of Directors has adopted the Hubbell Incorporated Corporate Governance Guidelines (the “Guidelines”) with respect to significant corporate governance issues. These Guidelines cover such issues as the composition of the Board and Board Committees, Board and Board Committee meetings, leadership development, including succession planning, Board responsibilities and compensation, and Director independence. The Board has reviewed all relationships between Directors and the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries) in accordance with the objective criteria of independence set forth by the New York Stock Exchange (“NYSE”) and the SEC and has considered whether any such relationship, individually or in the aggregate, is material, and the Board has determined that, excluding Messrs. Ratcliffe and Powers, each of the Directors is independent in accordance with applicable law and the NYSE rules. The Board of Directors has also established a Presiding Director position, which rotates annually among the chairs of the Board Committees, as detailed in the Guidelines, immediately following the Company’s Annual Meeting. The Presiding Director coordinates the activities of the Directors who are not Company officers (including those who are not independent by virtue of a material relationship, former status or family membership, or for any other reason) (collectively, the “Non-Management Directors”), coordinates the agenda for and chairs sessions of the Non-Management Directors and facilitates communications between the Non-Management Directors and the other members of the Board of Directors and the management of the Company. Currently, Mr. McNally is the Presiding Director and he is expected to hold this position through the Company’s 2004 Annual Meeting of Shareholders.

Board Committees

      Messrs. Brooks, Hoffman, Meyer, and Wallop serve as members of the Audit Committee, with Mr. Meyer as Chairman. The Audit Committee, which consists of members who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws, met eight times in 2003. The Audit Committee appoints independent accountants to serve as auditors for the following year, subject to ratification by the shareholders at the Annual Meeting; meets periodically with the independent auditors, internal auditors, and appropriate personnel responsible for the management of the Company and subsidiary companies concerning the adequacy of internal controls and the objectivity of the financial reporting of the Company; reviews and oversees the independence of the Company’s independent auditors; reviews and discusses the Company’s internal audit function and its personnel; and pre-approves the hiring of the independent auditors for audit and non-audit services and reviews and approves the scope of the audit and fees for such audit and non-audit services performed by the independent auditors. The independent auditors and the Company’s management and internal auditors each meet alone with the Audit Committee several times during the year and have access at any time to the Audit Committee. The Board of Directors has determined, in its business judgment, that each member of the Audit Committee is financially literate, at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise and that Mr. Meyer meets the SEC criteria of an “audit committee financial expert”.

      Messrs. Edwards, Hoffman, McNally, Powers, and Ratcliffe serve as members of the Executive Committee, with Mr. Ratcliffe as Chairman. The Executive Committee, which did not meet in 2003, exercises, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Company, except certain powers enumerated in the By-Laws of the Company.

      Messrs. Brooks, Edwards, McNally, Swift, and Wallop serve as members of the Compensation Committee, with Mr. Edwards as Chairman. The Compensation Committee, which consists of Directors who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws met four times in 2003. The Compensation Committee is charged with the duties of conducting an annual appraisal of the performance of the Chief Executive Officer and, determining the remuneration (salary plus additional compensation and benefits) of the Chief Executive Officer and, after consultation with the Chief Executive Officer and the Chairman of the Board of Directors, the remuneration of other members of the Company’s key management group; evaluating the performance of the Chairman of the Board of Directors; determining stock option grants under the Company’s Option Plan; recommending (for approval) to the Board of Directors pension changes, and other significant benefits or perquisites; and reviewing the existing members of the Company’s key management group and the plans for the development of qualified candidates, and reporting to the Board of Directors annually.

      Messrs. McNally, Meyer, Powers, Ratcliffe, and Van Riper serve as members of the Finance Committee, with Mr. McNally as Chairman. The Finance Committee, which met two times in 2003, recommends to the Board of Directors of the Company proposals concerning long and short-term financing, material divestments and acquisitions, cash and stock dividend policies, programs to repurchase the Company’s stock, stock splits, and other proposed changes in the Company’s capital structure; periodically reviews the Company’s capital expenditure policy and recommends changes to the Board of Directors, where appropriate, and, when requested by the Board of Directors, reviews and makes recommendations to the Board of Directors with respect to proposals concerning major capital expenditures and leasing arrangements; monitors the Company’s effective tax rate and related tax matters; reviews annually the Company’s insurance programs and their adequacy to protect against major losses and liabilities; reviews and monitors the administration and asset management of the Company’s employee benefit plans, including the selection of investment and other advisors, the allocation of assets between fixed income and equity, the performance of plan investment managers and pension plan contributions; and reviews and monitors the administration of the Company’s cash and investment portfolios, including the Company’s investment guideline policies.

      Messrs. Brooks, Edwards, Hoffman, Swift, and Wallop serve as members of the Nominating and Corporate Governance Committee, with Mr. Wallop serving as Chairman. The Nominating and Corporate Governance Committee, which met three times in 2003, consists of Directors who are “independent” as defined in the current NYSE listing standards and regulations adopted by the SEC under the federal securities laws. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities by identifying individuals qualified to become Board members; recommending Director nominees to be elected at the next annual meeting of shareholders or appointed by the Board of Directors to fill vacancies on the Board; reviewing and recommending (for approval) to the Board of Directors compensation for service on the Board of Directors and its various committees, policies governing retirement from the Board of Directors and individuals to serve as the Company’s officers and members of the various committees of the Board of Directors; reviewing and recommending to the Board (for approval) changes proposed by the Chairman of the Board and the Chief Executive Officer pertaining to the structure and appointment of the Company’s officers; and developing and recommending to the Board of Directors the adoption, or amendment, of corporate governance guidelines and principles applicable to the Company.

      The Company’s Corporate Governance Guidelines, and the Charter for each of the Company’s (i) Nominating and Corporate Governance Committee, (ii) Compensation Committee, (iii) Audit Committee, and (iv) Finance Committee may be viewed at the Company’s website at www.hubbell.com, the content of which website is not incorporated by reference into, or considered to be part of, this document. Copies of such documents are also available free of charge to any shareholder who submits a written request to the Secretary of the Company.

Director Nominations

      As set forth in the Company’s Corporate Governance Guidelines, the Board’s Nominating and Corporate Governance Committee works with the Board as a whole on an annual basis to determine the size of the Board and the appropriate characteristics, skills and experience for the Board as a whole and its individual members, and recommends to the Board candidates for Board membership in accordance with the Guidelines and the selection criteria outlined in the Committee’s charter. The Committee, in evaluating the suitability of individual candidates and recommending candidates for election takes into account many factors, including a candidate’s ability to make independent analytical inquiries; general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; educational and professional background; experience in corporate governance, such as an officer or a former officer of a publicly-held corporation; experience in the Company’s industry; experience as a board member of another publicly-held corporation; and academic expertise in an area of the Company’s operations. Candidates will be assessed on the basis of their qualifications, experience, skills and ability to enhance shareholder value, without regard to gender, race, color, national origin, or other protected status. The Nominating and Corporate Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

      In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the Board solicits current directors for the names of potential qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as Directors.

      Once potential candidates are identified (whether by shareholders or otherwise), the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Candidate(s) who appear to be suitable based upon the candidate(s) qualifications and the Board’s needs are then interviewed by the independent directors and executive management and may be asked to submit additional information to the Company (as requested by the Nominating and Corporate Governance Committee), after which the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the recommended candidate is nominated for election by the Company’s shareholders or the candidate is appointed by the Board to fill a vacancy on the Board. Candidates proposed to the Nominating and Corporate Governance Committee by shareholders who follow the procedures and provide the information set forth below will be reviewed using the same criteria as candidates initially proposed by the Nominating and Corporate Governance Committee. Any shareholder who intends to propose a candidate for nomination as a Director needs to deliver written notice to the Secretary of the Company setting forth information with respect to the shareholder and the nominee, including (a) information detailing the nominee’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the nominating shareholder or such nominee, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the nominating shareholder and the nominee and any other transactions or relationships of which the Board of Directors should be aware in order to evaluate such nominee’s potential independence as a Director, (c) information detailing if the nominee or the nominating shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) information as to whether the nominee or any company for which the nominee serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the nominee’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the Nominating and Corporate Governance Committee and submit additional information if requested to do so. Any such notice should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the Nominating and Corporate Governance Committee to complete its review in a timely fashion.

      The Company’s By-Laws contain time limitations, procedures and requirements relating to direct shareholder nominations of Directors. Any shareholder who intends to bring before an annual meeting of shareholders any nomination for Director shall deliver written notice to the Secretary of the Company setting forth specified information with respect to the shareholder and additional information as would be required under SEC regulations for a proxy statement used to solicit proxies for such nominee. In general, the notice must be delivered not less than seventy days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the 2005 annual meeting is more than twenty days before or more than seventy days after May 3, 2005, notice by the shareholder must be so delivered not earlier than ninety days prior to the meeting and not later than seventy days prior to the meeting or the tenth day following the date on which public disclosure of the date of the meeting is first made by the Company) and, with respect to nominations for directors, if the number of directors to be elected at the 2005 Annual Meeting of Shareholders is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least eighty days prior to May 3, 2005, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

Attendance

      Five meetings of the Board of Directors of the Company were held during the year ended December 31, 2003. During 2003, no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof of which he was a member. Board members are expected to attend the Company’s annual meetings of shareholders. All the Company’s Directors were in attendance at the Company’s May 5, 2003 Annual Meeting of Shareholders.

Code of Ethics

      The Company has had a Conflicts of Interest Policy, Business Ethics Policy and Use of Undisclosed Information Statement (“Code of Ethics”) for over thirty years. We require all Company employees to conduct their work in a legal and ethical manner. The Code of Ethics, which can be viewed on the Company’s website at www.hubbell.com, applies to all Directors and Officers of the Company and is the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Any waivers of the Code of Ethics as to Directors and executive officers may be made only by the Company’s Board of Directors or an appropriate committee of the Board of Directors and any such waivers will be promptly disclosed to the Company’s shareholders through the Company’s website. A copy of the Code of Ethics is also available free of charge to any shareholder who submits a written request to the Secretary of the Company.

Communications with Directors

      Shareholders may communicate directly with the Company’s Presiding Director or other members of the Board of Directors by using any of the following methods: a) via ListenUp Group, LLC: (i) electronically at http://www.listenupreports.com; (ii) fax to 1-312-635-1501; (iii) toll free to 1-888-789-6627; or (iv) by mail to ListenUp, Group, LLC, P.O. Box 274, Highland Park, Illinois 60035; or (b) by writing to: Board of Directors, c/o Richard W. Davies, Vice President, General Counsel and Secretary, Hubbell Incorporated, 584 Derby Milford Road, Orange, Connecticut 06477. Such communications will be distributed to the specific Director(s) requested by the shareholder or if generally to the Board, to other members of the Board as may be appropriate depending on the material outlined in the shareholder communication. For example, if a communication relates to accounting, internal accounting controls, or auditing matters, the communication will be forwarded to the Chairman of the Audit Committee.

EXECUTIVE COMPENSATION

Cash and Other Forms of Compensation

      The following table sets forth the aggregate cash and other compensation paid or accrued by the Company for services rendered in all capacities to the Company and its subsidiaries to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company for the three fiscal years ended December 31, 2003.

Summary Compensation Table

					Long
					Term
					Compen-
		Annual Compensation			sation

				Other	Securities	All
				Annual	Underlying	Other
				Compen-	Options/	Compen-
Name and Principal Position	Year	Salary	Bonus(1)	sation	SARs	sation(2)

T. H. Powers(3)	2003	$700,000	$665,000	$72,442 (8)	190,000	$82,084
President and Chief Executive	2002	625,000	562,500	21,592	200,000	52,000
Officer	2001	477,600	280,000	7,965	250,000	27,137

W.T. Tolley(4)(5)	2003	345,000	196,700	18,437	45,000	6,000
Senior Vice President and	2002	288,750	228,200	178,608	60,000	575
Chief Financial Officer	2001	—	—	—	—	—

S.H. Muse(6)	2003	330,000	240,818	13,905	35,000	6,000
Group Vice President	2002	210,358	162,630	—	55,000	5,620
	2001	—	—	—	—	—

W.R. Murphy(7)	2003	310,000	123,225	15,578	30,000	6,000
Senior Group Vice President	2002	292,100	70,000	5,844	50,000	—
	2001	280,800	84,300	4,965	57,000	—

R. W. Davies	2003	265,000	126,400	5,901	25,000	6,008
Vice President, General	2002	243,400	109,600	6,457	32,000	—
Counsel and Secretary	2001	234,000	118,500	4,083	29,000	1,125

(1)	Reflects bonus earned during fiscal year under the Company’s incentive compensation plans, except that (a) with respect to Mr. Davies, includes a bonus in the amount of $58,500 earned during fiscal 2001 under the Company’s incentive compensation plan, and a merit bonus in the amount of $60,000 earned during fiscal 2001 and, (b) with respect to Mr. Tolley, includes a $50,000 bonus paid in 2002 in connection with his joining the Company.

(2)	Includes (a) Director and Board committee fees for Mr. Powers of $76,000 in 2003, $52,000 in 2002 and $27,137 in 2001; (b) imputed income in the following amounts attributable to group term life insurance policies with a value in excess of $50,000: (i) for Mr. Powers, $84 in 2003; (ii) for Mr. Davies, $8 in 2003 and $1,125 in 2001; (iii) for Mr. Muse, $466 in 2002; and (iv) for Mr. Tolley, $575 in 2002; and

(c) Company contributions to the Company’s Employee Savings and Investment Plan of $6,000 each in 2003 for each named executive officer, and $5,154 in 2002 for Mr. Muse pursuant to the LCA Retirement Savings and Investment Plan.

(3)	Elected as of July 1, 2001; previously, he was Senior Vice President and Chief Financial Officer of the Company.

(4)	Other annual compensation with respect to Mr. Tolley in 2002 includes relocation expenses of $78,284 and reimbursement of $59,298 for payment of related taxes.

(5)	Elected as of February 18, 2002.

(6)	Elected as Group Vice President on December 3, 2002; employment commenced on acquisition of LCA Group Inc. on April 27, 2002.

(7)	Elected as Senior Group Vice President on May 7, 2001; previously he was a Group Vice President of the Company.

(8)	Includes the lease value ($13,628) of a Company vehicle provided to Mr. Powers.

Options/SAR Grants During 2003 Fiscal Year

      The following table provides information on option grants in fiscal 2003 to the named executive officers of the Company.

	Individual Grants				Potential Realizable
					Value at
	Number of	Percent of			Assumed Annual
	Securities	Total			Rates of Stock Price
	Underlying	Options/SARs	Exercise		Appreciation for
	Options/	Granted to	or Base		Option Term
	SARs	Employees	Price	Expiration
Name	Granted(1)	in Fiscal Year	($/Share)	Date	5%(2)	10%(2)

T. H. Powers	190,000	18.42%	$44.31	11/30/13	$5,303,907	$13,386,051

W. T. Tolley	45,000	4.36	44.31	11/30/13	1,256,189	3,170,381

S. H. Muse	35,000	3.39	44.31	11/30/13	977,036	2,465,852

W. R. Murphy	30,000	2.91	44.31	11/30/13	837,459	2,113,587

R. W. Davies	25,000	2.42	44.31	11/30/13	697,883	1,761,323

(1)	Non-qualified options to acquire shares of Class B Common Stock of the Company were granted on December 1, 2003 at 100% of the fair market value of the Class B Common Stock on the date of grant. No portion of the December 1, 2003 option is exercisable before the first anniversary of the date of grant; on that anniversary and the two subsequent anniversaries of the date of grant the option becomes exercisable as to one-third of the total number of Class B Common shares covered by the option so that the option becomes fully exercisable commencing on the third anniversary of the date of grant. The exercise price of an option may be paid in cash or in shares of either the Company’s Class A Common Stock or Class B Common Stock, or a combination thereof, subject to certain limitations. The Option Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a “Change of Control” as defined in the Option Plan. In the event of a Change of Control, all participants who are officers, and any other participants who are designated by the Compensation Committee, would have the right to surrender their then exercisable options, including those accelerated within the thirty-day period following the Change of Control and to receive in cash the amount by which the highest closing price within the sixty days preceding the Change of Control of the common stock underlying the option exceeds the option price for such common stock.

(2)	The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their ten-year term, assuming the specified compounded rates of appreciation on the Company’s Class B Common Stock over the term of the options. These numbers do not take into account provisions of the options providing for cancellation of the option following termination of employment, nontransferability, or the vesting provisions described in footnote (1) above.

Aggregated Options/SAR Exercises During 2003 Fiscal Year

and Fiscal Year-End Option/SAR Values

      The following table provides information on stock option exercises in fiscal 2003 by the named executive officers of the Company and the value of such officers’ unexercised stock options at December 31, 2003. All outstanding stock options and stock option exercises are in shares of the Company’s Class B Common Stock.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs
	Shares		Fiscal Year-End		at Fiscal Year-End
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

T. H. Powers	53,000	$656,087	180,666	573,334	$2,160,346	$4,832,838

W. T. Tolley	0	—	13,333	91,667	105,330	410,270

S. H. Muse	0	—	11,666	78,334	92,162	357,738

W. R. Murphy	12,280	145,976	140,666	120,334	1,729,902	1,191,868

R. W. Davies	20,790	203,581	106,666	75,334	1,145,520	640,948

PENSION PLANS

      The Company has in effect a non-contributory defined benefit retirement plan for salaried employees (“Basic Plan”) and a supplemental executive retirement plan (“SERP”) which is an unfunded plan. Pension benefits are earned under both the Basic Plan and the SERP. The annual benefits under the Basic Plan are calculated as 1.50% of final compensation per year of total Company service, which includes both basic compensation and bonuses, reduced by 1.50% of primary social security benefit per year of service. SERP benefits are calculated as 6% of final total compensation (basic compensation and bonuses as reflected in the Salary and Bonus columns under the Summary Compensation Table on pages 12 and 13 hereof) per year of SERP service up to a maximum of 60%, offset by benefits payable under the Basic Plan. Except as otherwise provided for certain SERP participants who have entered into Continuity Agreements with the Company (as referred to below, in Continuity Agreements, Severance Policy, and Change of Control Provisions) no SERP benefit is payable if a participant terminates employment prior to age 55 with less than 10 years of SERP service. The following table illustrates the combined annual pension benefits pursuant to the Basic Plan and SERP under the joint and survivor annuity form upon retirement at age 65 to executive officers in the specified salary classifications:

Total Pension (On 3 highest in last 10 years)
	Annual Benefit for Years of Service Indicated(1)(2)
Average annual
compensation	5 Yrs.	10 Yrs.	15 Yrs.	20 Yrs.

$200,000	$60,000	$120,000	$120,000	$120,000
400,000	120,000	240,000	240,000	240,000
600,000	180,000	360,000	360,000	360,000
800,000	240,000	480,000	480,000	480,000
1,000,000	300,000	600,000	600,000	600,000
1,200,000	360,000	720,000	720,000	720,000
1,400,000	420,000	840,000	840,000	840,000
1,600,000	480,000	960,000	960,000	960,000

(1)	The estimated annual benefits are based upon the assumptions that the individual will remain in the employ of the Company until age 65 and that the plans will continue in their present form.

(2)	Years of SERP Service at December 31, 2003:

Officer	Service

Mr. Powers	5

Mr. Tolley	2

Mr. Muse	1

Mr. Murphy	3

Mr. Davies	21

Equity Compensation Plan Information

      The following table provides information as of December 31, 2003 with respect to the Company’s common stock that may be issued under the Company’s equity compensation plans.

	A	B	C

			Number of Securities Remaining
	Number of Securities to be	Weighted Average	Available for Future Issuance
	Issued upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	7,605,394 (3)	$35.11	3,247,601 (3)

Equity Compensation Plans Not Approved by Shareholders(2)	—	—	2,431 (4)
	—	—	300,000 (3)

Total	7,605,394	$35.11	3,550,032

(1)	The Company’s Option Plan.

(2)	The Company’s Deferred Plan for Directors; for a description of the Company’s Deferred Plan for Directors, see footnote (2) on page 5 to the equity securities table, and “Compensation of Directors” on page 23 hereof.

(3)	Class B Common Stock.

(4)	Class A Common Stock.

Compensation Committee Report on Executive Compensation

      The total direct compensation package for the Company’s executives is made up of three elements: base salary, a short-term incentive program in the form of a discretionary, performance-based bonus, and long-term incentive program in the form of stock options.

      Total direct compensation for the Chief Executive Officer and the four highest paid executive officers is based on the performance of the Company. The Compensation Committee has sought the advice of and reviewed data provided by an independent compensation consultant regarding the levels of base salaries, bonuses and stock option grants. This data is provided for each element of the total direct compensation package for comparable positions within (i) companies in our industry of similar size, and (ii) companies in general industry of comparable size and complexity.

      The Compensation Committee believes that companies in our industry of similar size provide limited comparison data and the use of a broader database, including companies from general industry, ensure more accurate comparisons and results.

      Base salaries are determined by competitive data and individual levels of responsibility. Target levels for bonuses and stock options for each executive position are determined by competitive data; however, actual bonuses paid and the number of stock options granted each executive are based upon the achievement of

Company financial and strategic plan goals which include factors such as net sales, net income, cash flow and earnings per share.

      In the past few years, the Company has adopted a more aggressive incentive-pay-for-performance posture. During this period, the competitive position, or emphasis, on base salaries has been lowered. Bonus and stock option opportunities thereby represent a greater portion in the total direct compensation package, enhancing the Company’s goal of linking pay more directly to financial performance.

      While these comments are directed towards compensation for the Chief Executive Officer and the four other highest paid executive officers, the Compensation Committee employs similar procedures to determine the compensation levels of other executives as well.

Base Salary

      The Company defines its market competitive position for base salaries as the 50th percentile. This represents a change over the years from a market competitive position of the 60th percentile for base salaries. To determine the salary for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee reviewed projected year 2003 salary data for companies within our industry and companies of comparable size and complexity. Based upon this data, base salaries were established to approximate the 50th percentile for comparable positions in companies both within our industry and companies from general industry. For year 2003, the base salaries of the Chief Executive Officer and the four other highest paid executive officers were increased over the prior year.

Bonus

      Bonuses are paid pursuant to the Company’s short-term incentive compensation plan and the Senior Executive Incentive Compensation Plan (the “Senior Executive Plan”). Under the incentive compensation plan, 15% of the amount by which the Company’s consolidated earnings for each fiscal year exceeds 10% of the invested capital and long-term debt at the beginning of such fiscal year is allocated to an incentive compensation fund, although no such separate fund need be established to assure bonus payments since the plan provides for the funding of bonus payments from the net assets of the Company, to be paid out to participating employees, including the executive officers. Awards in varying amounts may be made under the short-term compensation plan at the discretion of the Compensation Committee. Awards are determined by the relative level of attainment of the performance goals applicable to each participant for the plan year as established by the Compensation Committee based on one or more quantitative and/or qualitative performance measures. Under the Senior Executive Plan, awards may be made based on performance goals including a percentage of the bonus fund described above. Awards under the Senior Executive Plan may only be reduced by the Compensation Committee in its sole discretion.

      To establish target levels for executive officers’ bonus awards, the Compensation Committee uses data provided by outside consultants for comparable positions at companies within our industry and companies from general industry with comparable performance characteristics such as cash flow, return on net sales and return on equity.

      In determining the year 2003 bonus award for each executive officer, the Compensation Committee’s primary focus was the review of the year 2003 business plan with regard to net sales, pre-tax profit, cash flow, and earnings per share, compared to actual results. The Compensation Committee also recognized the success the Company has had in achieving non-financial goals in the Company’s acquisition and restructuring programs, and in making strategic plan decisions, which are expected to result in long-term growth and benefit the shareholders. As noted, however, the Compensation Committee gave greater consideration to short-term results. The Compensation Committee recognized that the Company had reported improvements in 2003 in the net sales, pre-tax profit, earnings per share and cash flow. However, while achieving record cash flow, the Company fell short in achieving certain of year 2003’s financial objectives; specifically, earnings per share and operating profit. For 2003, the Compensation Committee took into consideration the effect of long-term strategic investment initiatives which had a negative impact on earnings per share, using its discretion in modifying the performance goals on which bonuses would be based. As a result, the year 2003 bonuses of the executive officers, including the Chief Executive Officer, were below target levels, but higher than the previous year, with the exception of two executive officers whose bonuses were above target levels.

      For the year 2003, the Compensation Committee had designated Mr. Powers as the sole participant in the Senior Executive Plan and established his objective performance goal by designating that a percentage of the short-term incentive compensation plan fund be paid to Mr. Powers. The Compensation Committee exercised its discretion pursuant to the Senior Executive Plan to award Mr. Powers a bonus of $665,000 for 2003.

Stock Options

      The Compensation Committee believes that the holding of Company stock represents a unity of interest between executives and shareholders. In determining target levels for stock option grants for each senior executive, the Compensation Committee reviews data provided by an outside consultant. The data provided is on comparable position pay levels at companies of comparable size in financial performance and complexity. The actual number of stock option grants for each executive officer is based upon the financial performance of the Company, both in the short- and long-term. The Compensation Committee reviewed year 2003 net sales, pre-tax profit, cash flow and earnings per share. The Compensation Committee also reviewed long-term strategic plans which will position the Company for greater growth. In determining awards of stock option grants, the Compensation Committee does not consider the executive officer’s unexercised stock option grants.

      In considering levels of stock option grants for the five highest paid executive officers, the primary focus was to link the executives’ long-term compensation to the success of the Company’s long-term strategic plans. The Compensation Committee recognized that the Company has positioned itself for long-term growth which will benefit shareholders. The Compensation Committee also recognized that certain strategic plan decisions previously made have had a positive impact on 2003 financial performance in the areas of net sales, pre-tax profit, earnings per share, and cash flow. The Compensation Committee does not consider the number of stock option shares granted in previous years in determining stock option awards for the current year, but rather, the value of such shares. As a result, the number of shares awarded under the year 2003 stock option grants to each of the executive officers decreased over the prior year’s level.

General Matters

      Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) limits to $1 million annually the amount that can be deducted by a publicly held corporation for compensation paid to any of its top five executives (as indicated in the Summary Compensation Table for that year), unless the compensation in excess of $1 million is performance based or meets certain other conditions. Payments under the Senior Executive Plan and options granted under the Option Plan with an exercise price of at least fair market value are intended to qualify as performance based compensation exempt from the limitations of Section 162(m) of the Code. Payments under the short-term incentive compensation plan are not intended to qualify as performance based compensation and may be subject to the $1 million deductibility limitation of Section 162(m) of the Code.

      The Compensation Committee believes that the total direct compensation package consisting of base salary, bonus, and stock options, is appropriate for the Company’s executive officers and other executives, on the basis of competitive practice, along with the Company’s performance against established short- and long-term financial performance goals.

Compensation Committee
George W. Edwards, Jr., Chairman
E. Richard Brooks
Andrew McNally IV
Richard J. Swift
Malcolm Wallop

Corporate Performance Graph

      The following graph compares the cumulative total stockholder return on the Company’s Class B Common Stock during the five fiscal years ended December 31, 2003 with a cumulative total return on the (i) Standard & Poor’s MidCap 400 (“S&P MidCap”), (ii) Original Hubbell Self-Constructed Peer Group Index (“Original HI Peer Group”), and (iii) New Hubbell Self-Constructed Peer Group Index (“New HI Peer Group”). The comparison assumes $100 was invested on January 1, 1999 in the Company’s Class B Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

      The Original HI Peer Group consisted of corporations whose businesses were representative of the Company’s business segments and, therefore, served as a base for comparing total return to shareholders. The corporations that comprised the Original HI Peer Group are (a) Cooper Industries, Inc., (b) Emerson Electric Co., (c) Thomas & Betts Corporation, (d) National Service Industries, Inc. (“NSI”), and (e) Woodhead Industries, Inc. As a result of NSI spinning-off its lighting and chemical businesses to a new corporation, Acuity Brands, Inc. (“Acuity”), effective November 30, 2001, NSI has been included in the Original Peer Group only for the December 1999 and 2000 data points. For the December 2001, 2002 and 2003 data points, the NSI portion of the Original Peer Group was distributed among the remaining four members of said group, weighted according to their market capitalization. NSI does not appear in the New Peer Group, but Acuity has been included for the December 2001, 2002 and 2003 data points, weighted in accordance with the market capitalization for each member of the new Peer Group for the December 2001, 2002 and 2003 data points. The HI Peer Groups have been weighted in accordance with each corporation’s market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year was calculated by assuming the products obtained by multiplying (a) the percentage that each corporation’s market capitalization represents of the total market capitalization for all corporations in the index for each such year by (b) the total shareholder return for that corporation for such year.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG HUBBELL, S&P MIDCAP 400, ORIGINAL HI PEER GROUP
AND NEW HI PEER GROUP

Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

Hubbell Incorporated	100.00	76.62	74.89	85.05	104.50	138.10
S&P MidCap 400	100.00	114.72	134.81	133.99	114.54	155.34
New Peer Group	100.00	93.94	124.78	95.14	88.81	121.79
Original Peer Group	100.00	93.94	124.78	95.14	88.43	120.11

Employment Agreement, Continuity Agreements, Severance Policy and Change of Control Provisions

      Employment Agreement. Prior to the April, 2002 acquisition of the LCA Group Inc. (“LCA”), Mr. Muse entered into an Employment Agreement, dated as of April 1, 2000 (the “Agreement”), with Progress Lighting Inc., a subsidiary of LCA. Under the terms of the Agreement, upon the Company’s acquisition of LCA, the Company assumed the obligations under the Agreement. The initial term of employment was for one-year with automatic one-year extensions unless either party gives the other party written notice at least ninety days prior to the end of the initial term or any additional one-year term. No notice of termination has been given under the Agreement. The Agreement provides for a minimum annual salary of $265,000, a target bonus of at least sixty-five percent of base salary and other benefits generally afforded to other Company executives. If the Agreement is terminated without cause, which includes relocation of his workplace by the Company, or if the Company gives notice of termination as described above, Mr. Muse is entitled to receive one-year’s then current salary, one year’s target bonus, and premiums for one year for executive and dependent health coverage. In the event of Mr. Muse’s death or disability during the term of the Agreement, he or his estate receives any compensation earned but not paid to the date of death or disability, including any declared but unpaid bonus for the prior fiscal year.

      Continuity Agreements. The Company has entered into agreements (the “Continuity Agreements”) with the executive officers (other than Messrs. Tolley and Muse) named in the Summary Compensation Table providing severance benefits in the event of a termination of employment in the circumstances described below following certain “change in control” events, as defined in the Continuity Agreements. The Continuity Agreements were effective as of December 27, 1999 through December 27, 2001. Thereafter, the Continuity Agreements automatically extend for additional one-year periods unless notice is given to the contrary by the Company at least 180 days prior to the renewal date. No such notice has been given. Unless previously terminated as described above, in the event of any change in control, the Continuity Agreements will remain in effect until the second anniversary thereof.

      Severance benefits under the Continuity Agreements become payable in the event that, following (or, in certain circumstances, in anticipation of) a change in control, the executive is terminated without “cause” (generally defined to include (a) continued and willful failure to perform the executive’s duties after receipt of a written demand to perform, (b) gross misconduct materially and demonstrably injurious to the Company and (c) conviction of, or plea of nolo contendere to, a felony) or the executive terminates employment for “good reason” (generally defined to include (a) material and adverse changes in the executive’s duties and responsibilities, (b) reduction in cash compensation or failure to annually increase base salary, (c) relocation of the executive’s workplace and (d) any election by the executive to terminate employment during a thirty-day period following the first anniversary of the change in control). The benefits payable under the agreements include (i) a lump sum amount equal to three times the sum of the executive’s annual base salary and annual bonus (as calculated under the Continuity Agreements), (ii) continuation of certain of the executive’s perquisites for a period of 36 months after termination, (iii) a pro-rated portion of the executive’s annual target bonus for the year in which termination occurs, (iv) enhanced benefits under the Company’s SERP, (v) outplacement services at a cost to the Company not exceeding 15% of the executive’s annual base salary, (vi) medical, dental and life insurance coverage for up to 36 months after termination, and (vii) all other accrued or vested benefits to which the executive is entitled under benefit plans in which the executive is participating (offset by any corresponding benefits under the Continuity Agreements). In addition, the executive is entitled to a gross-up payment from the Company to cover any excise taxes (and any income taxes on the gross-up amount) imposed on these severance payments and benefits as a result of their being paid and provided in connection with a change in control, unless the total value of such payments and benefits is less than $50,000 higher than the greatest amount which could be paid without being subject to excise taxes (in which event such payments and benefits will be reduced by the amount of the excess).

      Severance Policy and Change of Control Provisions. The Company has a severance policy which covers corporate officers and other individuals. The policy provides that if an eligible individual’s employment is terminated (other than for cause), or if the eligible individual terminates his employment for any of the reasons noted below within three years after the occurrence of certain “Change of Control” events, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the severance amounts provided under the policy. The formula in the case of corporate officers is based upon eight weeks of base salary continuation for each full year of service, subject to a minimum of 26 weeks and a maximum of 104 weeks, with the formula amount reduced to 67% and 33% thereof, respectively, if termination occurs in the second and third year following the Change of Control event. In addition, upon such termination of employment, the eligible individual would be entitled to (a) a bonus of no less than his target bonus for the year in which the Change of Control occurs, pro rated for the number of months to such termination, and (b) for the period the base salary would have been continued even though paid as a lump sum (i) various medical and health plans, and (ii) death and accidental death benefits. The reasons for which the eligible individual may terminate his employment include: diminution in his authority, reduction in his compensation level, relocation or adverse modification of his benefits under bonus, benefit or similar plans.

      The Option Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a “Change of Control” as defined in the Option Plan. (See footnote (1) to the table captioned “Options/SAR Grants During 2003 Fiscal Year.”) In the event that an Option Plan participant retires (whether or not a Change of Control has occurred) with the consent of the Company, the Compensation Committee may, in its discretion, extend the exercise period of the participant’s exercisable option to the date on which the option would expire in the event that the participant had continued to be employed by the Company.

      Certain provisions of the SERP do not take effect until the occurrence of certain “Change of Control” events. Among others, provisions in the SERP providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities; (iii) the reduction in benefits upon the early retirement of a participant; and (iv) the off-set of amounts which a participant may then owe the Company against amounts then owing the participant under the SERP, are automatically deleted upon the occurrence of a Change of Control event. In addition, neither a participant’s years of service with the Company (as calculated for the purpose of determining eligibility for benefits under the SERP), nor benefits accrued under the SERP prior to the Change of Control event, may be reduced after the occurrence of a Change of Control event. If a participant’s employment is terminated after a Change of Control, unless the participant elects to receive a distribution of benefits under the SERP in installment payments, the participant will receive payment of his benefits in one lump sum (utilizing actuarial assumptions established in the SERP) within 10 days after termination. The SERP requires the Company, upon a Change of Control, to establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments to participants.

      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers (as defined), directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the SEC and the NYSE. SEC regulations also require that a copy of all Section 16(a) forms filed be furnished to the Company by its officers, directors and greater than ten-percent shareholders.

      Based solely on a review of the copies of such forms and related amendments received by the Company, or on written representations from the Company’s officers and Directors that no Forms 5 were required to be filed, the Company believes that during fiscal 2003 all Section 16(a) filing requirements applicable to its officers, Directors and beneficial owners of more than ten percent of any class of its equity securities were met.

Compensation of Directors

      Each Director receives $60,000 (plus an additional $5,000 for serving as a committee chairman) per year compensation from the Company plus $2,000 for each board and board committee meeting (including meetings concerning nominations and management succession planning) attended, together with the expenses, if any, of such attendance. The Company and all current Directors (other than Messrs. Powers and Ratcliffe) have entered into an agreement to defer receipt of all or a portion of such fees pursuant to a deferred compensation agreement providing for payment of the fees in stock units (each stock unit consisting of one share each of the Company’s Class A Common Stock and Class B Common Stock), subject to certain terms and conditions of the Deferred Plan for Directors under which the fees are deferred, upon their termination of service as Directors of the Company. Dividend equivalents are paid on the stock units and are converted into additional stock units. Certain provisions of the deferred compensation program do not take effect until the occurrence of certain “Change of Control” events, as defined in the plan. After the occurrence of a Change of Control event, the plan may not be amended without the prior written consent of an affected participant and no termination of the plan shall have the effect of reducing any benefits accrued under the plan prior to such termination. Further, in the event of a Change of Control, any stock unit credited to a Director’s account shall be immediately converted into a right to receive cash and shall thereafter be treated in all respects as part of such Director’s cash account. Following a Change of Control, unless a Director has already confirmed his election to receive installment payments, the cash account will be paid out in one lump sum on the earlier to occur of (x) the 30th day after the date the Director retires or otherwise separates from service with the Board, if such retirement or separation occurs after January 1 but before November 1 of any calendar year and (y) the January 1 of the year following the Director’s retirement or separation from service. In addition, in the event that any Directors confirm their elections to receive payment of their cash and/or stock unit accounts in installment payments, the Company will establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments, after a Change of Control, to any Directors who elect to receive installment payments.

      The Company also has a retirement plan for Directors who are not employees or officers of the Company and who do not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries (“Eligible Directors”). At a meeting held on December 3, 2002, the Board of Directors of the Company, acting on the recommendation of the Compensation Committee of the Board of Directors, amended the Directors’ retirement plan by providing that (a) future participation in the plan as an Eligible Director would be limited to those Directors currently serving (as of December 3, 2002) on the Company’s Board of Directors; (b) Eligible Directors would continue to accrue Service during their tenure as Directors of the Company; (c) “Base Retainer” and “Chairman’s Retainer” would be capped at $40,000 and $43,000, respectively, for pension benefit calculations; and (d) an Eligible Director would qualify for the “Chairman’s Retainer” if he served as a Committee Chairman during at least any one of the ten years immediately preceding the year in which he retires from the Board of Directors. Under this plan, an Eligible Director retiring at or after age 70 with at least ten years of service as a Director is paid annually for life an amount equal to (i) his Base Retainer, (ii) an additional 10% of the Base Retainer, and (iii) any additional amounts paid for service as Committee Chairman. A retiring Eligible Director who had reached age 70 and had served for at least five but less than ten years as a Director would be entitled to a reduced amount equal to 50% of his Base Retainer, plus 10% of such Base Retainer for each year of service beyond five years up to a maximum of nine years. An Eligible Director who retires prior to age 70 with five or more years of service as a Director receives a retirement benefit commencing at age 70 calculated as described above on the basis of his Base Retainer in effect during the calendar year immediately preceding his actual retirement date. The plan also provides that a Director who was a retiree of the Company whether or not qualified for a retirement benefit under any pension plan of the Company but who had at least five years of service as a Director subsequent to such retirement is entitled to a retirement benefit under the plan at a reduced amount equal to 25% of the Base Retainer. Except as otherwise provided in the event of a Change of Control, benefits payable under this plan are not funded but are paid out of the general funds of the Company. Director contributions to this plan are not permitted. Certain provisions of the retirement plan do not take effect until the occurrence of certain “Change of Control” events, as defined in the plan. Among others, provisions in the plan providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); and (ii) the forfeiture of benefits if a retired participant engages in certain proscribed competitive activities, are automatically deleted upon the occurrence of a Change of Control event. In addition, in the event of a Change of Control, if thereafter a Director retires or otherwise separates from service with the Board (or already has), unless the Director otherwise elects to receive installment payments, the Director’s benefit payable under the retirement plan will be paid out in one lump sum (utilizing actuarial assumptions established in the plan) on the 30th day after the later to occur of (x) the date the Change of Control is consummated and (y) the date the Director retires or otherwise separates from service. For purposes of the plan, the term “Base Retainer” is defined as the annual retainer in effect during the calendar year immediately preceding the year in which the Director retires. The plan requires the Company to establish a grantor trust for the purpose of holding assets in respect of the Company’s obligations to make payments, after a Change of Control, to any Directors who elect to receive installment payments.

Matters Relating to Directors and Shareholders

      In accordance with his retirement from the Company, Mr. Ratcliffe receives a consulting fee of $10,000 per month ($120,000 during the fiscal year ended December 31, 2003) for three years commencing on July 1, 2001, the date of his retirement. For the fiscal year ended December 31, 2003, Mr. Ratcliffe received additional compensation from the Company in the amount of $10,500 for tax preparation services and $16,930 representing the lease value of the Company vehicle he uses, the ownership of which was not transferred from the Company to him until February 27, 2004. From September 29, 2003 through March 5, 2004, pursuant to a previously announced diversification plan, the Roche Trust and Hubbell Trust, through an independent financial institution, sold an aggregate of 190,000 shares of Company Class A Common Stock to the Company, in negotiated transactions at prices equal to the average of the high and low reported sales prices on the NYSE on the date of sale, for the aggregate amount of $7,685,860. The Company purchased such shares, and may from time to time purchase additional shares, from the Trusts pursuant to its previously announced program to repurchase up to $60 million of the Company’s Class A and Class B Common Stock in open market and privately negotiated transactions.

RATIFICATION OF THE SELECTION OF AND

RELATIONSHIP WITH INDEPENDENT AUDITORS

General

      The selection of independent auditors to examine the financial statements of the Company made available or transmitted to shareholders and filed with the SEC for the year 2004 is to be submitted to the meeting for ratification or rejection. PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, Connecticut, has been selected by the Audit Committee of the Board of Directors of the Company to examine such financial statements.

      PricewaterhouseCoopers LLP have been independent auditors of the Company for many years. The Company has been advised that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

      The aggregate fees for professional services provided by PricewaterhouseCoopers LLP to the Company and its subsidiaries for the years ended December 31, 2002 and 2003, were as follows:

	2003	2002

Audit Fees	$1,244,300	$1,289,700

Audit Related Fees	43,500	706,594

Tax Fees	657,050	488,891

All Other Fees	12,530	251,864

Total Fees	$1,957,380	$2,737,049

      Audit Related Fees represent financial due diligence services, acquisition audits, and audits of employee benefit plans.

      Tax Fees include domestic and international income tax planning assistance, expatriate and executive tax work and foreign entity compliance services.

      All Other Fees (which were pre-approved by the Audit Committee for 2002 and 2003) include amounts paid to PricewaterhouseCoopers Consulting (sold to IBM in October 2002) for assistance provided in connection with the implementation of a consolidation system in 2002 and PricewaterhouseCoopers LLP software license fees.

      The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining their independence.

      If the proposal to ratify the selection of PricewaterhouseCoopers LLP is not approved by the shareholders, or if prior to the 2005 Annual Meeting, PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting, or if its services are discontinued by the Audit Committee of the Board of Directors, then the Audit Committee of the Board of Directors will appoint other independent accountants whose services for any period subsequent to the 2005 Annual Meeting will be subject to ratification by the shareholders at that meeting.

Audit Committee Report

      The Audit Committee of the Board of Directors is comprised of independent Directors functioning in accordance with a written charter (the “Charter”) adopted and approved by the Board of Directors in May, 2000, which Charter is reviewed annually by the Audit Committee, and was amended by the Board of Directors, effective March 10, 2003. As provided in the Charter, the Audit Committee assists the Company’s Directors in fulfilling their responsibilities relating to corporate accounting, the quality and integrity of the Company’s financial reports, and the Company’s reporting practices. The functions of the Audit Committee are further described elsewhere in this proxy statement (see pages 7 and 8 hereof.)

      In connection with the discharge of its responsibilities, the Audit Committee has taken a number of actions, including, but not limited to, the following:

•	the Audit Committee reviewed and discussed with management and the independent auditors the Company’s audited financial statements;

•	the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed their independence with them and satisfied itself as to the independence of the independent auditors.

      On May 5, 2003, the Company’s Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (“Services Policy”) which sets forth the policies and procedures by which the Audit Committee reviews and approves all services to be provided by PricewaterhouseCoopers LLP prior to retaining the firm. In developing these policies and procedures, the Audit Committee took into consideration the need to ensure the independence of PricewaterhouseCoopers LLP while recognizing that PricewaterhouseCoopers LLP may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for permissible non-audit services (excluding tax services). The Services Policy provides for the pre-approval by the Audit Committee of certain described services without a specific approval of each of the service engagements to be performed, such as audit, audit-related, tax and other permissible non-audit services. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Services Policy also provides for a specific pre-approval of all other proposed services. Any proposed services exceeding pre-approval cost levels or budgeted amounts also requires specific pre-approval by the Audit Committee. In the interim periods during which the Audit Committee is not scheduled to meet, the Chairman of the Audit Committee can authorize spending which exceeds pre-approved cost levels or budgeted amounts. As part of the process, for both types of pre-approval, the Audit Committee shall consider whether such services are consistent with SEC rules and regulations on auditor independence.

      Based on the foregoing reviews and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Audit Committee

Daniel J. Meyer, Chairman
E. Richard Brooks
Joel S. Hoffman
Malcolm Wallop

      The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

GENERAL

      The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $7,500, plus reasonable expenses.

      Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of (i) the election of the nominees to the Board named herein, and (ii) the ratification of the selection of independent auditors. All proxies will be voted as specified.

      Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE

2005 ANNUAL MEETING

      Shareholder proposals for inclusion in the proxy materials related to the 2005 Annual Meeting of Shareholders must be received by the Company no later than November 19, 2004. Any shareholder proposal not intended to be included in the proxy materials related to the 2005 Annual Meeting of Shareholders must be received by the Company no later than February 25, 2005 or else management of the Company will retain discretion to vote proxies received for that meeting in their discretion with respect to such proposal.

By Order of the Board of Directors

HUBBELL INCORPORATED

Orange, Connecticut

March 15, 2004

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
HUBBELL INCORPORATED

For Annual Meeting of Shareholders, May 3, 2004
(For Shares of Class A Common Stock)

The undersigned hereby appoints each of G. J. RATCLIFFE and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and proxy statement for the 2004 annual meeting of shareholders and upon all other matters properly coming before said meeting or any adjournment thereof. This proxy will be voted FOR the election of the directors and FOR Proposal 2, unless a contrary specification is made, in which case it will be voted in accordance with such specification

(Continued and to be signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

- Detach here from proxy voting card. -

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2.	Call TOLL FREE 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Vote by Internet at our Internet Address: http://www.eproxy.com/hub

PLEASE VOTE

You can access, view and download this year’s Annual Report and Proxy Statement on the Hubbell Incorporated Investor Relations website at http://www.hubbell.com/FinancialReports or http://www.eproxy.com/hub.

FOR SHARES OF CLASS A COMMON STOCK

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR all nominees listed	WITHHOLD AUTHORITY
	below, (except as marked to	to vote for all nominees
	the contrary below).	listed below.		FOR	AGAINST	ABSTAIN
PROPOSAL 1- ELECTION OF DIRECTORS:	☐	☐	Proposal 2-Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the year 2004.	☐	☐	☐

01 G.RATCLIFFE	06 D.MEYER
02 E.BROOKS	07 T.POWERS
03 G.EDWARDS	08 M.WALLOP
04 J.HOFFMAN	09 D. VAN RIPER
05 A.MCNALLY IV	10 R. SWIFT

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

The Board of Directors recommends that you vote FOR the election of all the nominees in Proposal 1, and FOR Proposal 2.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.	☐

Signature	Signature	Date
NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.

- Detach here from proxy voting card -

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/hub Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you submit your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
HUBBELL INCORPORATED

For Annual Meeting of Shareholders, May 3, 2004
(For Shares of Class B Common Stock)

The undersigned hereby appoints each of G. J. RATCLIFFE and RICHARD W. DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and at any adjournment thereof upon the matters set forth in the notice of meeting and proxy statement for the 2004 annual meeting of shareholders and upon all other matters properly coming before said meeting or any adjournment thereof. This proxy will be voted FOR the election of the directors and FOR Proposal 2, unless a contrary specification is made, in which case it will be voted in accordance with such specification

(Continued and to be signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

- Detach here from proxy voting card. -

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2.	Call TOLL FREE 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Vote by Internet at our Internet Address: http://www.eproxy.com/hub

PLEASE VOTE

You can access, view and download this year’s Annual Report and Proxy Statement on the Hubbell Incorporated Investor Relations website at http://www.hubbell.com/FinancialReports or http://www.eproxy.com/hub.

FOR SHARES OF CLASS B COMMON STOCK

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR all nominees listed	WITHHOLD AUTHORITY
	below, (except as marked to	to vote for all nominees
	the contrary below).	listed below.		FOR	AGAINST	ABSTAIN
PROPOSAL 1- ELECTION OF DIRECTORS:	☐	☐	Proposal 2-Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the year 2004.	☐	☐	☐

01 G.RATCLIFFE	06 D.MEYER
02 E.BROOKS	07 T.POWERS
03 G.EDWARDS	08 M.WALLOP
04 J.HOFFMAN	09 D. VAN RIPER
05 A.MCNALLY IV	10 R. SWIFT

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

The Board of Directors recommends that you vote FOR the election of all the nominees in Proposal 1, and FOR Proposal 2.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.	☐

Signature	Signature	Date
NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.

- Detach here from proxy voting card -

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/hub Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you submit your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.